Atrinsic, Inc.
469 7th Avenue, 10th Floor
New York, New York 10018

October ___, 2011

[Name of Holder]

Re:
Securities Purchase Agreement, dated as of May 31, 2011 (the “Purchase Agreement”), by and among Atrinsic, Inc. (the “Company”), ____________ (“Holder”) and the other Buyers (as defined in the Purchase Agreement)

Dear Holder:

Pursuant to the Purchase Agreement, the Company issued that certain secured convertible note in the original principal amount of $______________ (the “Note”) to the Holder. All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

 A.       The Company and the Holder hereby agree as follows:

(i)           The term Conversion Price (as defined in the Note) is hereby deleted in its entirety and replaced with the following:

“Conversion Price” means, as of any Conversion Date or other date of determination, the lowest of (i) $2.90 (subject to adjustment as provided herein) and (ii) the price which shall be computed as 85% of the quotient of (I) the sum of each of the three (3) lowest Closing Bid Prices of the Common Stock during the twenty (20) consecutive Trading Day period immediately preceding the applicable Conversion Date or other date of determination (as the case may be) divided by (II) three (3). All such determinations shall be appropriately adjusted for any stock split, stock dividend, stock combination or other similar transaction during any such measuring period.

(ii)           The term Eligible Market (as defined in the Notes and each of the Holder’s Warrants) is hereby deleted in its entirety and replaced with the following:

“Eligible Market” means The New York Stock Exchange, the NYSE Amex, the Nasdaq Global Select Market, the Nasdaq Capital Market, the OTC Bulletin Board, OTCQX US Exchange, OTCQB US Exchange or the Principal Market.

(iii)           Section 4(a)(xxi) of the Note is hereby deleted in its entirety and replaced with the following:

“(xxi)           the Company fails to de-list the Common Stock from the Principal Market and simultaneously list or designate for quotation (as the case may be) the Common Stock on another Eligible Market no later than November 4, 2011 (the date on which the Company de-lists the Common Stock from the Principal Market and simultaneously lists or designates for quotation (as the case may be) the Common Stock on another Eligible Market is referred to herein as the “De-Listing Date”); or”

(iv)           The following is hereby added as Section 4(a)(xxii) to the Note:

“(xxii)           any Event of Default (as defined in the Other Notes) occurs with respect to any Other Notes.”

(v)           The second sentence of Section 4(f) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“The Company shall maintain the Common Stock’s listing or designation for quotation (as the case may be) on an Eligible Market (as defined in the Notes).”

(vi)           Simultaneously with the delisting of the Common Stock from the Principal Market and the listing or designation for quotation (as the case may be) of the Common Stock on another Eligible Market, Section 4(s) of the Purchase Agreement shall be deleted in its entirety, with such deletion effective as of June 15, 2011.

(vii)           The reference to the “120th calendar day” in Effectiveness Deadline (as defined in the Registration Rights Agreement) is hereby deleted and replaced with “125th calendar day,” with such deletion and replacement effective as of September 15, 2011.

(viii)           The references in the Holder’s Series B Warrants and Series C Warrants to “date on which Shareholder Approval (as defined in the Securities Purchase Agreement) is obtained”  and “date on which Shareholder Approval is obtained” are hereby deleted and replaced with “De-Listing Date (as defined in the Notes).”

(vi)           Upon the earlier to occur of (i) the De-Listing Date and (ii) November 5, 2011, Section 3(d)(ii) of the Note and Sections 1(f)(ii) of each of the Holder’s Warrants are hereby deleted in their entirety.

B.           The Company and the Holder further agree that no adjustment to any Exercise Price (as defined in each of the Holder’s Warrants) shall occur solely as a result of the amendment to the definition of the Conversion Price contemplated above.

C.           Except as expressly set forth herein, (i) each of the Transaction Documents and each of the obligations of the Company thereunder, and each of the rights of and benefits to the Holder thereunder, is, and shall continue to be, in full force and effect and each is hereby ratified and confirmed in all respects, except that from and after the date hereof, without implication that the contrary would otherwise be true, (A) all references in the Note to “this Note,” “hereto,” “hereof,” “hereunder” or words of like import referring to the Note shall mean the Note as amended by this letter agreement, (B) all references in each of the Holder’s Warrants to “this Warrant,” “hereto,” “hereof,” “hereunder” or words of like import referring to each such Warrant shall mean each such Warrant as amended by this letter agreement, (C) all references in the Purchase Agreement to “this Agreement,” “hereto,” “hereof,” “hereunder” or words of like import referring to the Purchase Agreement shall mean the Purchase Agreement as amended by this letter agreement, (D) all references in the Registration Rights Agreement to “this Agreement,” “hereto,” “hereof,” “hereunder” or words of like import referring to the Registration Rights Agreement shall mean the Registration Rights Agreement as amended by this letter agreement and (E) all references in the Transaction Documents to “the Transaction Documents,” “thereto,” “thereof,” “thereunder” or words of like import referring to the Transaction Documents shall mean the Transaction Documents as amended by this letter agreement and (ii) the execution, delivery and effectiveness of this letter agreement shall not operate as an amendment or waiver of any right, power or remedy of the Holder under any of the other Transaction Documents, nor constitute an amendment or waiver of any provision of any of the Transaction Documents and each of the Transaction Documents shall continue in full force and effect, as amended or modified by this letter agreement. The parties hereto agree that this letter agreement constitutes a Transaction Document.

D.           The Company shall, on or before 8:30 a.m., New York time, on October 28, 2011, file (i) a Current Report on Form 8-K and (ii) a prospectus supplement to the prospectus contained in the Registration Statement (as defined in the Registration Rights Agreement), in each case, describing all the material terms of the transactions contemplated by this letter agreement in the form required by the 1934 Act.

E.           To the extent that the consent of the Holder is required for any identical amendments of any of the Other Notes (as defined in the Note) or the amendment to the Purchase Agreement and Registration Rights Agreement contemplated above, the Holder hereby provides its consent to such amendments. This letter agreement shall only be effective upon receipt by the Company of fully-executed identical letter agreements from all of the holders of Other Notes. If such fully-executed identical letter agreements are not received by the Company from all of the holders of Other Notes by 9:00 p.m. (New York City time) on October 27, 2011, then this letter agreement shall be null and void ab initio.

[signature page follows]

Sincerely,

Stuart Goldfarb,
CEO

Agreed to and accepted:

[______________________]

By:  ______________________
Its:  ______________________

By:

Name:

Title: